Exhibit 10.40

ONYX PHARMACEUTICALS, INC.

2013 CASH PERFORMANCE INCENTIVE PLAN

ADOPTED: MARCH 26, 2013

APPROVED BY THE STOCKHOLDERS: MAY 23, 2013

1.                                      GENERAL

The Cash Performance Incentive Plan (the “Plan”) is a cash incentive plan intended to motivate executives of Onyx Pharmaceuticals, Inc. (the “Company”) to achieve short-term and long-term corporate objectives relating to the performance of the Company or one or more of the Company’s business units, divisions, affiliates or business segments, as established by the Plan Administrator (as defined below), and to reward such executives when those objectives are achieved, thereby tying Company performance to stockholder value.

2.                                      ADMINISTRATION

The Performance Incentive Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company or a sub-committee thereof, in either case consisting solely of two or more outside directors of the Company who satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and such committee or sub-committee shall be referred to herein as the “Plan Administrator.” Among other things, the Plan Administrator will have the authority to select participants in the Plan, to determine the performance goals, award amounts and other terms and conditions of awards under the Plan. The Plan Administrator also will have the authority to establish and amend rules and regulations relating to the administration of the Plan. All decisions made by the Plan Administrator in connection with the Plan will be made in the Plan Administrator’s sole and absolute discretion and will be final and conclusive. The Plan Administrator will administer the Plan in a manner intended to comply with the requirements for “performance-based compensation” under Section 162(m) of the Code, except in the case of awards that are not intended to qualify as “performance-based compensation.”

3.                                      ELIGIBILITY

The Plan Administrator has the sole authority to designate the executives of the Company who will participate in the Plan. No executive is automatically entitled to participate in the Plan and participation in the Plan for any Performance Period (as such term is defined in Section 5) does not guarantee participation in the Plan in respect of any other Performance Period. Any executive of the Company designated by the Plan Administrator as a participant in the Plan with respect to any Performance Period shall be referred to herein as a “Participant.”

4.                                      COMPLIANCE WITH SECTION 162(m)

In general, awards under the Plan that are based on the attainment of one or more Performance Goals (as such term is defined in Section 5) during a Performance Period are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. However, Participants may receive awards under the Plan based on the attainment of corporate or individual performance goals that either (a) are not based on one or more of the Performance Criteria or (b) are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

5.                                      PERFORMANCE CRITERIA, PERFORMANCE GOALS, AND PERFORMANCE PERIODS

Pursuant to the terms of the Plan, the Plan Administrator may establish in writing one or more objective performance goals (each, a “Performance Goal” and collectively, the “Performance Goals”) based on the attainment of specified levels of one or more of the following “performance criteria” (the “Performance Criteria”): (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) net earnings; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre- and after-tax income; (xiv) pre-tax profit; (xv) operating cash flow; (xvi) sales or revenue targets; (xvii) increases in revenue or product revenue; (xviii) expenses and cost reduction goals; (xix) improvement in or attainment of expense levels; (xx) improvement in or attainment of working capital levels; (xxi) economic value added; (xxii) market share; (xxiii) cash flow; (xxiv) cash flow per share; (xxv) share price performance; (xxvi) debt reduction; (xxvii) implementation or completion of projects or processes (including, without limitation, clinical trial initiation, clinical trial enrollment, clinical trial results, new and supplemental indications for existing products, regulatory filing submissions, regulatory filing acceptances, regulatory or advisory committee interactions, regulatory approvals, and product supply); (xxviii) customer satisfaction; (xxix) total stockholder return; and (xxx) stockholders’ equity. The Plan Administrator, in its sole discretion, shall determine the manner of calculating the specified Performance Goals selected for a Performance Period.

With respect to a Performance Period, the Performance Goals may be established on a Company-wide basis or with respect to one or more of the Company’s business units, divisions, affiliates, or business segments, and may be measured in either absolute terms or relative to the performance of one or more comparable companies or a relevant index. The Plan Administrator is authorized to make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles.

Notwithstanding the preceding provisions of this Section 5, the Plan Administrator may establish in writing corporate or individual performance goals that either (a) are not based on one or more of the Performance Criteria or (b) are not intended to result in the corresponding awards pursuant to the Plan qualifying as “performance-based compensation” under Section 162(m) of the Code.

Pursuant to the terms of the Plan, the Plan Administrator will also establish one or more periods of time (each, a “Performance Period”), which may be of varying and overlapping durations, over which the attainment of one or more Performance Goals (or, in the case of awards not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the attainment of corporate or individual performance goals that are not based on one or more of the Performance Criteria) will be measured for the purpose of determining a Participant’s entitlement to an award under the Plan.

6.                                      TERMS OF AWARDS

With respect to each Performance Period, the Plan Administrator will establish the applicable Performance Goals for such Performance Period based on some or all of the Performance Criteria set forth in Section 5 (or will establish corporate or individual performance goals that are not based on one or more of the Performance Criteria, in the case of awards not intended to qualify as “performance-based compensation” under Section 162(m) of the Code). With respect to awards under the Plan that are intended to qualify as “performance- based compensation under Section 162(m) of the Code, prior to the earlier of (i) ninety (90) days following the commencement of the applicable Performance Period and (ii) the passage of twenty-five percent (25%) of the duration of such Performance Period and while the outcome is substantially uncertain, the Plan Administrator will establish in writing the Performance Goals for each award to a Participant under the Plan and the threshold, target and maximum amounts of the award, as applicable, that may be earned if the Performance Goals are achieved at the levels corresponding to such amounts. The Performance Goals (or corporate or individual performance goals that are not based on one or more of the Performance Criteria, in the case of awards not intended to qualify as “performance-based compensation” under Section 162(m) of the Code) established in respect of a Performance Period may differ from those established in respect of other Performance Periods and may differ for each Participant.

After the end of the applicable Performance Period, the Plan Administrator will certify in writing the extent to which the previously established Performance Goals (or, in the case of awards not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such other corporate or individual performance goals) were achieved and will determine the amount of the award, if any, that is payable to each Participant for such Performance Period. The Plan Administrator will have the discretion to determine that the actual amount paid with respect to a Participant’s award will be equal to or less than (but not greater than) the maximum payout calculated on the basis of the level of achievement of the applicable Performance Goals (or, in the case of awards not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such other corporate or individual performance goals) with respect to the Performance Period. The maximum payout for awards under the Plan to any one Participant in any one calendar year is $3.5 million.

7.                                      ALTERNATIVE METHOD

As an alternative to establishing and determining awards pursuant to Section 6, the Plan Administrator may establish one or more Performance Goals for a Performance Period based on one or more of the Performance Criteria (each, a “Threshold Goal”). The Threshold Goal may be established on a Company-wide basis or with respect to one or more of the Company’s business units, divisions, affiliates or business segments, and may be measured either absolutely or relative to a designated group of comparable companies or a relevant index. The Threshold Goal must be established by the Plan Administrator in writing not later than ninety (90) days after the start of the Performance Period, but in no event after twenty-five percent (25%) of the Performance Period has elapsed, provided that the outcome of the Threshold Goal is substantially uncertain at such time.

If the Threshold Goal is achieved, each Participant shall be eligible to earn a maximum award (the “Maximum Award”), the amount of which will be established no later than the time when the Performance Goals applicable to the Performance Period are established. No awards shall be earned or payable under the Plan unless the Threshold Goal is achieved. If the Threshold Goal is achieved, each Participant’s Maximum Award shall be subject to possible reduction by the Plan Administrator based on such factors as determined by the Plan Administrator, in its sole and absolute discretion, and the actual award payable to a Participant under the Plan shall be the Maximum Award, or a portion thereof, based on the attainment of the specified Performance Goals and such additional factors as determined by the Plan Administrator, in its sole and absolute discretion.

8.                                      PLAN PAYMENTS

Awards, if any, under the Plan will be payable following the end of each Performance Period. A Participant must be a regular employee of the Company on the last day of the applicable Performance Period in order to earn any award in respect of such Performance Period.

Payments, if any, under the Plan will be paid as soon as administratively feasible after the Plan Administrator certifies in writing the extent to which the Performance Goals (or, in the case of awards not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such other corporate or individual performance goals that are not based on one or more of the Performance Criteria) were achieved for the applicable Performance Period and determines the amount of the award, if any, payable to each Participant, but in no event later than March 15 of the calendar year following the end of the applicable Performance Period. All payments under the Plan will be subject to applicable tax withholding and other deductions.

9.                                      TERM OF THE PLAN

Subject to stockholder approval of the Plan in 2013, the Plan shall first apply to Performance Periods that begin after the date of such approval and shall continue in effect until the earlier of (i) the date on which the Plan Administrator terminates the Plan and (ii) the date of the first stockholder meeting that occurs in 2018, unless the Company’s stockholders again approve the Plan on or before such date.

10.                               REPAYMENT FOR MISCONDUCT

Any payment to a Participant under the Plan shall be subject to repayment or forfeiture, as applicable, if all of the following conditions are met: (i) the Company or any of its subsidiaries restates any financial report that, due to misconduct as determined by the Plan Administrator, was materially noncompliant with the securities laws when filed; (ii) the Participant is subject to

Section 16 of the Securities Exchange Act of 1934, as amended; and (iii) the Participant receives any amounts under the Plan during the twelve- month period after the restated financial report (i.e., the financial report that was later restated) was first publicly issued or filed with the U.S. Securities and Exchange Commission.

If, in the Plan Administrator’s opinion, the Participant knowingly or with gross negligence engaged in such misconduct, the Participant (i) shall repay to the Company any amounts received under the Plan during the aforementioned twelve-month period, and (ii) to the extent the Participant defers any portion of such amounts under any applicable plan, shall forfeit (or repay to the Company, if previously distributed) such deferred amounts and any matching contributions allocated to the Participant under that plan on such deferred amounts. If the Plan Administrator determines that the Participant engaged in such misconduct, the Plan Administrator shall determine, in its sole and absolute discretion, to effect such repayment or forfeiture by any legally permitted means that the Plan Administrator considers appropriate.

11.                               SECTION 409A OF THE INTERNAL REVENUE CODE

It is intended that the Plan and any awards granted under the Plan be exempt from the requirements of Section 409A of the Code, and the Plan Administrator shall interpret and administer the Plan accordingly.

12.                               UNFUNDED OBLIGATION

The Company’s obligations under the Plan will, in every case, be an unfunded and unsecured promise. A Participants’ rights as to any benefits under the Plan shall be no greater than those of general, unsecured creditors of the Company. The Company will not be obligated to fund its financial obligations under the Plan.

13.                               AMENDMENT AND TERMINATION

The Committee may amend, modify suspend or terminate the Plan, in whole or in part, at any time and in any respect, including the adoption of amendments deemed necessary in order to (i) comply with Section 162(m) of the Code or (ii) be exempt from Section 409A of the Code. However, in no event may any such amendment, modification, suspension or termination result in an increase in the amount of compensation payable as identified for any Performance Period or cause compensation that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code to fail to so qualify.